Exhibit 4.1
TRANSFER RESTRICTION AGREEMENT
          This Transfer Restriction Agreement (this “Agreement”) is made as of February 20, 2008 among Stuart Rothenberg (“Mr. Rothenberg”), Brahm Cramer (“Mr. Cramer”) and Jonathan Langer (“Mr. Langer” and, together with Mr. Rothenberg and Mr. Cramer, the “VoteCo Members”), W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company (“VoteCo”), and W2007/ACEP Holdings, LLC, a Delaware limited liability company (“Holdings”).
RECITALS
          WHEREAS, American Casino & Entertainment Properties LLC, a Delaware limited liability company (the “Company”), indirectly owns certain properties, including the hotel and casino properties known as the Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur, Arizona Charlie’s Boulder and the Aquarius Casino Resort;
          WHEREAS, the Company has issued membership interests consisting of (i) Class A Membership Interests (the “Class A Interests”) and (ii) Class B Membership Interests (the “Class B Interests” and, together with the Class A Interests, the “Membership Interests”);
          WHEREAS, concurrently with the execution of this Agreement, VoteCo is acquiring 30 Class A Interests and Holdings is acquiring 225,060,866 Class B Interests;
          WHEREAS, from time to time, VoteCo may acquire additional Class A Interests or other equity interests of the Company’s convertible into, exchangeable for or otherwise providing VoteCo with the right to acquire Class A Interests, and Holdings may acquire additional Class B Interests or other equity interests of the Company convertible into, exchangeable for or otherwise providing Holdings with the right to acquire Class B Interests;
          WHEREAS, the VoteCo Members are the record and beneficial owners of all the issued and outstanding limited liability company interests of VoteCo (the “VoteCo Interests”);
          WHEREAS, the parties hereto believe it is desirable and in their mutual best interests to provide for procedures regarding the ownership of the Class A Interests owned by VoteCo and the VoteCo Interests owned by the VoteCo Members; and
          WHEREAS, the parties hereto further believe that the execution of this Agreement will help facilitate the continuous, harmonious and effective management of Holdings’ investments in the Company.

          NOW, THEREFORE, in consideration of the recitals and the mutual covenants, promises, agreements, representations and warranties of the parties hereto, the parties hereto hereby agree as follows:
          Section 1. Certain Definitions. As used herein, the following terms have the respective meanings set forth below:
          “Agreement” has the meaning given to such term in the introduction hereof.
          “Approved Purchaser” means a proposed purchaser of Membership Interests or Membership Interests Equivalents, who, in connection with its proposed purchase of Membership Interests or Membership Interests Equivalents, has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all filings, notices or declarations required to be made with, all Gaming Authorities under all applicable Gaming Laws.
          “Approved Sale” has the meaning given to such term in Section 3(a) hereof.
          “Approved Sale Date” has the meaning given to such term in Section 3(b) hereof.
          “Call Notice” has the meaning given to such term in Section 3(b) hereof.
          “Class A Equivalents” means any securities of the Company convertible into, exchangeable for or otherwise providing the holder thereof any right to acquire Class A Interests.
          “Class A Holder” means a holder of Class A Interests or Class A Equivalents; provided that Holdings shall not be considered a Class A Holder, regardless of whether Holdings holds any Class A Interests.
          “Class A Interests” has the meaning given to such term in the recitals set forth above.
          “Class B Equivalents” means any securities of the Company convertible into, exchangeable for or otherwise providing the holder thereof any right to acquire Class B Interests, which securities are substantially equivalent in designations, preferences, limitations, restrictions and relative rights, but not as to voting, to a class or series of Class A Equivalents.
          “Class B Interests” has the meaning given to such term in the introduction hereof.

          “Company” has the meaning given to such term in the recitals set forth above.
          “Corresponding Class A Equivalents” means, with respect to any referenced Class B Equivalents, the Class A Equivalents that are substantially equivalent in designations, preferences, limitations, restrictions and relative rights, but not as to voting, to such specified Class B Equivalents.
          “Corresponding Class B Equivalents” means, with respect to any referenced Class A Equivalents, the Class B Equivalents that are substantially equivalent in designations, preferences, limitations, restrictions and relative rights, but not as to voting, to such specified Class A Equivalents.
          “Gaming Authorities” means all governmental authorities or agencies with regulatory control or jurisdiction over the gaming or gambling operations of the Company and its subsidiaries or any person’s ownership of an interest therein , including without limitation, the Nevada Gaming Commission and the Nevada State Gaming Control Board.
          “Gaming Laws” means any U.S. Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated manufacturing, distribution, casino gambling and gaming activities and operations of the Company, including, without limitation, the gaming laws and regulations of the State of Nevada.
          “Holdings” has the meaning given to such term in the introduction hereof.
          “Holdings Managing Member” means the “Managing Member” of Holdings, as such term is defined in the Amended and Restated Limited Liability Company Agreement of Holdings, of even date herewith.
          “Membership Interests Equivalents” means the Class A Equivalents or Class B Equivalents of the Company.
          “Membership Interests” has the meaning given to such term in the recitals set forth above.
          “Mr. Cramer” has the meaning given to such term in the introduction hereto.
          “Mr. Langer” has the meaning given to such term in the introduction hereto.
          “Mr. Rothenberg” has the meaning given to such term in the introduction hereto.

          “Required Number” means the number of Class A Interests or Class A Equivalents to be purchased by Holdings from VoteCo pursuant to the exercise by Holdings of its option to purchase Class A Interests or Class A Equivalents pursuant to the provisions of Section 3 hereof, in connection with an Approved Sale, as specified by Holdings in a Call Notice delivered by Holdings to VoteCo; provided that unless otherwise approved by the Holdings Managing Member, such specified number shall be equal to the product of (i) the number of Class A Interests or Class A Equivalents, as applicable, held by VoteCo immediately prior to the consummation of such Approved Sale times (ii) a fraction, the numerator of which is the number of Class B Interests or Corresponding Class B Equivalents, as applicable, to be Transferred by Holdings to such Approved Purchaser pursuant to such Approved Sale and the denominator of which is the total number of Class B Interests or Corresponding Class B Equivalents, as applicable, held by Holdings immediately prior to consummation of such Approved Sale.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Transfer” means to voluntarily or involuntarily sell, assign, exchange or in any other manner transfer with or without consideration, except pursuant to a distribution of equity interests by Holdings to its members. “Transferred” has the correlative meaning.
          “VoteCo” has the meaning given to such term in the introduction hereof.
          “VoteCo Interest” has the meaning given to such term in the recitals set forth above.
          “VoteCo Member” has the meaning given to such term in the introduction hereof.
          “Voteco Operating Agreement” means the Limited Liability Company Agreement of W2007/ACEP Managers Voteco, LLC, dated as of April 24, 2007, between Stuart Rothenberg, Brahm Cramer and Jonathan Langer.
          Section 2. Restriction on Transfer.
               (a) So long as VoteCo holds Class A Interests or Class A Equivalents, VoteCo shall not Transfer ownership of any or all such Membership Interests or equivalents owned by it except as contemplated by Section 3 hereof. The Transfer of record or beneficial ownership of any Class A Interests or Class A Equivalents, by operation of law or otherwise, by or upon the direction or authorization of VoteCo shall be deemed invalid, null and void, and of no force or effect, unless such Transfer is made pursuant to the provisions of Section 3 hereof.
               (b) No VoteCo Member shall Transfer record or beneficial ownership of any or all VoteCo Interests owned by such VoteCo Member; provided that any Voteco Member may Transfer record or beneficial ownership of any or all of such Voteco Member’s Voteco Interests pursuant to Section 3 below and as specifically permitted pursuant to the Voteco Operating Agreement. The Transfer of record or beneficial ownership of any VoteCo Interests, by operation of law or otherwise, by or upon the direction or authorization of any VoteCo Member shall be deemed invalid, null and void, and of no force or effect, and the transferee of any such VoteCo Interests shall not be entitled to vote such VoteCo Interests or receive distributions on such VoteCo Interests or have any other rights in or respecting such VoteCo Interests, unless such Transfer is a Transfer described in the proviso to the immediately preceding sentence.
          Section 3. Call Option.
               (a) Right to Call Class A Interests and Class A Equivalents. Notwithstanding any other provision hereof, on each occasion that Holdings proposes to Transfer (including, without limitation, by operation of law or pursuant to any merger, consolidation, reorganization or recapitalization) any of the Class B Interests or Class B Equivalents held by it to an Approved Purchaser (any such transaction, an “Approved Sale”), then Holdings shall have an option, which, upon approval by the Gaming Authorities, Holdings shall assign to such Approved Purchaser (such Approved Purchaser or Holdings, as applicable, hereinafter referred to as the “Optionholder”), to purchase from VoteCo upon such Approved Sale the Required Number of Class A Interests, in the case of an Approved Sale of Class B Interests, or Corresponding Class A Equivalents, in the case of an Approved Sale of Class B Equivalents, at a cash price per interest equal to the sum of (a) the amount in cash or fair market value of any other consideration originally paid by VoteCo for such Required Number of Class A Interests or Corresponding Class A Equivalents, as applicable, plus (b) the amount equivalent to a six percent (6%) annual rate of interest on such amount or fair market value, compounded annually, calculated from the date VoteCo acquired such Class A Interests or Corresponding Class A Equivalents, as applicable, on the basis of a 360-day year comprised of twelve 30-day months, to and excluding the Approved Sale Date.
               (b) Call Notice. Prior to consummating any Approved Sale, if the Optionholder elects to exercise the options granted to it under this Section 3, Holdings shall provide each of the Class A Holders with a written notice (the “Call Notice”) not less than five (5) days prior to the proposed date of the Approved Sale (the “Approved Sale Date”). The Call Notice shall state that the Optionholder is exercising its option to purchase Class A Interests or Class A Equivalents pursuant to this Section 3 and shall set forth: (i) the name and address of the Optionholder, (ii) the aggregate number of Class B Interests and Class B Equivalents held of record by Holdings as of the date of the Call Notice, (iii) the number of Class B Interests or Class B Equivalents to be sold by Holdings to the Approved Purchaser pursuant to such Approved Sale, (iv) the Required Number of Class A Interests or Class A Equivalents to be purchased by the Optionholder in connection with such Approved Sale, (v) the Approved Sale Date and (vi) the address for delivery of the certificates representing the Class A Interests or Class A Equivalents to be purchased by the Optionholder. Anything herein to the contrary notwithstanding, the Optionholder shall not be permitted to exercise its option under this Section 3 with respect to Membership Interests held by Voteco unless, concurrently with such exercise, it shall also exercise a similar option in respect of a proportional amount of the Class A

Interests and/or Class A Equivalents held by each other Class A Holder on substantially similar economic and non-economic terms.
               (c) Delivery of Certificates. On the Approved Sale Date, VoteCo shall deliver to the Optionholder the certificates for the Class A Interests or Class A Equivalents being sold by it to the Optionholder, duly endorsed for transfer with signature guaranteed, in the manner and at the address indicated in the Call Notice against delivery of immediately available funds in the amount of the purchase price for such Class A Interests or Class A Equivalents.
          Section 4. Legends. VoteCo shall use its reasonable efforts to cause each certificate representing Class A Interests or Class A Equivalents owned of record and beneficially by VoteCo to contain the following legends:
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF (A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, DATED AS OF FEBRUARY 20, 2008. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR STATE SECURITIES LAWS, AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRED A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.
     THE OWNERSHIP AND TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND RESTRICTED BY THE TERMS AND CONDITIONS OF A CERTAIN TRANSFER RESTRICTION AGREEMENT DATED FEBRUARY 20, 2008. THE COMPANY WILL FURNISH A COPY OF SUCH TRANSFER RESTRICTION AGREEMENT WITHOUT CHARGE TO ANY MEMBER ON REQUEST.
     VoteCo shall have the power and authority to cause each certificate representing Class A Interests or Class A Equivalents to bear such other legends, including, without limitation, any legends VoteCo deems appropriate to assure that VoteCo and each of the Class A Holders comply with applicable Gaming

Laws and the Company’s order of registration issued by the Nevada Gaming Commission, as amended from time to time.
          Section 5. Recapitalization, etc.; After-Acquired Stock
               (a) The provisions of this Agreement (including any calculation of ownership interests) shall apply to any and all equity interests of the Company or any capital stock, partnership interests or any other security evidencing ownership interests in any successor of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Membership Interests by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.
               (b) Whenever VoteCo becomes the record or beneficial owner of any additional Class A Interests, such interests shall be subject to the terms of this Agreement and included in the definition of “Class A Interests” hereunder. Whenever VoteCo becomes the record or beneficial owner of any additional Class A Equivalent, such Class A Equivalents shall be subject to the terms of this Agreement and included in the definition of “Class A Equivalents” hereunder. The certificates therefor shall be surrendered for legending in accordance with Section 4 of this Agreement, unless already so legended.
          Section 6. Termination. This Agreement shall terminate upon the earlier of (a) VoteCo owning no Class A Interests and no Class A Equivalents or (b) Holdings owning no Class B Interests and no Class B Equivalents.
          Section 7. Notices. Whenever notice is required to be given under the provisions of this Agreement, it shall be given in writing by hand-delivery, telefax, or United States registered or certified mail, return receipt requested, and shall be deemed to have been transmitted on the date such notice is so delivered, transmitted or mailed, if addressed as set forth below or to such other addresses and fax numbers as any of the parties hereto by written notice to the other parties hereto, may from time to time designate.
if to any Voteco Member:
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
with a copy to:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: General Counsel

if to VoteCo:
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: Jonathan Langer
with a copy to:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: General Counsel
if to Holdings:
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
with a copy to:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: General Counsel
          Section 8. Additional Actions and Documents. Each party hereto shall take or cause to be taken such further actions and to execute and deliver such documents or instruments as may from time to time be reasonably necessary in order to carry out the purposes of this Agreement.
          Section 9. Specific Performance. The parties hereto recognize that the provisions herein contained are of particular importance for the protection and promotion of their existing and future interests; that the Membership Interests of the Company and the VoteCo Interests will be closely held; and that the relationships of the parties to one another are and will be such that, in the event of any breach of this Agreement, a claim for monetary damages may not constitute an adequate remedy; and that it may, therefore, be necessary for the protection of all of the parties hereto and for the effectuation of the provisions of this Agreement, in the event of a breach of this Agreement, to apply for specific performance thereof. It is, accordingly, hereby agreed that no objection to the form of the action or to the form of relief prayed for in any proceeding for specific performance of this Agreement, shall be raised by any party hereto, in order that such relief may be obtained by the party aggrieved.

          Section 10. Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the male gender include the female and neuter genders and vice versa, and to the part include the whole. The term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and clause references are to this Agreement unless otherwise specified.
          Section 11. Miscellaneous.
               (a) No Waiver. No waiver or modification of any term or condition of this Agreement shall be effective unless in writing signed by all the parties hereto.
               (b) Severability. In case any of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions are not contained herein.
               (c) Binding Effect. This Agreement shall be binding and inure to the benefit of the parties hereto, their respective heirs, guardians, personal representatives, successors, successors in interest, and assigns.
               (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
               (e) Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be an original, but all of which together shall constitute one document.
[THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal with the intent that this be a sealed instrument, as of the day and year first above written.

/s/ Brahm Cramer

BRAHM CRAMER

/s/ Jonathan Langer

JONATHAN LANGER

/s/ Stuart Rothenberg

STUART ROTHENBERG

W2007/ACEP MANAGERS VOTECO, LLC

By:	/s/ Brahm Cramer

Name: Brahm Cramer
Title: Manager

W2007/ACEP HOLDINGS, LLC

By:	W2007 Finance Sub, LLC
its Managing Member

By:	Whitehall Street Global Real Estate
Limited Partnership 2007
its Managing Member

By:	WH Advisors, L.L.C., 2007
its General Partner

By:	/s/ Brahm Cramer

Name: Brahm Cramer
Title: Manager
[Signature Page to W2007/ACEP Managers VoteCo Transfer Restriction Agreement]